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AMPIO PHARMACEUTICALS, INC.
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Ampio Pharmaceuticals Issues Letter to Stockholders

Delisting Notice Underlines Urgency to Approve Proposal to Authorize a Reverse Stock-Split

ENGLEWOOD, Colo., October 4, 2022 — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), today released the following letter to stockholders from its Chairman, Kevin Buchi, and Chief Executive Officer, Mike Martino.

Dear Fellow Ampio Stockholder,

On behalf of the Board of Directors, we are reaching out to you directly to ask you to vote “FOR” the proposal to authorize a reverse stock-split in advance of the Ampio Special Stockholder meeting on October 13, 2022.

As many of you are aware, the NYSE Regulation has determined that the Company is no longer suitable for listing on the NYSE American Exchange (“Exchange”) due to the abnormally low trading price of its common stock. As a result, the exchange has suspended trading of Ampio Pharmaceuticals common stock and has commenced proceedings to delist the Company from the Exchange. We are currently evaluating all of our options, including an appeal process given the close proximity of this decision to the upcoming stockholder meeting on October 13, 2022.

Independent of evaluating the appeals process, our stock will begin trading on the OTC Markets Group Inc. Pink Sheets (“OTC”), effective October 4, 2022 under the same symbol, AMPE. We expect that the move to the OTC will have a significant impact on the Company’s business operations including, but limited to, the ease of trading and value of existing securities, the ability to source and secure future liquidity needs and the ability to execute on strategic alternatives; all of which would benefit existing stockholders.

This notice comes at a time when we are making substantial progress on previously outlined strategic objectives that we believe will maximize the future value returned to stockholders. Specifically, we are diligently evaluating a list of core strategic opportunities which include a strategic product/pipeline and/or merger and acquisition opportunities with a company that has a strategic development candidate and/or pipeline. The pending de-listing could potentially jeopardize these opportunities.

The delisting of our common stock from the Exchange emphasizes the need to vote FOR the proposal to authorize a reverse stock-split that will put us in a stronger position to appeal the NYSE decision and gives us the best near term opportunity to regain our listing on the Exchange. Without approval on this proposal, we lose the ability to remedy the delisting and severely limit our ability to execute on the outlined strategic alternatives which we believe will provide the maximum shareholder value.

The support for this proposal has been strong. The Ampio Board of Directors has unanimously recommended a vote for the proposal and Institutional Shareholder Services Inc. ("ISS"), the leading corporate proxy advisory firm that provides proxy voting recommendations to pension funds, investment managers, mutual funds, and other institutional shareholders, has recommended that Ampio stockholders vote FOR the proposal.

Most importantly, the vast majority of stockholders that have voted to date support the authorization of a reverse stock-split. However, approval is needed from 50.1% of Ampio’s total outstanding shares to meet the threshold of minimum acceptable votes from shareholders to validate the vote, and we are still just shy of the outstanding shares voted. So, in short, every vote counts.

A proxy, including voting instructions, will be sent out this week. Stockholders with voting procedural questions can call Ampio’s proxy solicitor, Alliance Advisors, at (877) 728-5010, for assistance.

Every stockholder's vote is important, regardless of the number of shares held. We urge Ampio stockholders to vote their proxy and approve the Proposal.

Your participation in Ampio’s future is critical.

Sincerely,

J. Kevin Buchi
Chairman of the Board

Michael A. Martino
Chief Executive Officer.

Caution Regarding Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact, included in this document regarding the proposed reverse stock split and strategic alternatives process are forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including: Ampio’s stock is subject to delisting from the NYSE American under currently pending delisting proceeding; the Ampio stockholders may not approve the reverse stock split proposal; if a reverse stock split is completed, the market price of Ampio’s common stock may not demonstrate sustained price improvement to regain compliance with the NYSE American continued listing standards or Ampio may not be able to maintain listing on the NYSE American for any other reason; the challenges in identifying one or more attractive, strategic businesses to transform Ampio through one or more strategic transactions and the risk that no strategic transaction will be considered by the Ampio board to be in the best interests of its stockholders; the strategic alternatives process will consume our cash resources and reduce cash available to be used in a strategic transaction or cash available for the post-closing business; the strategic alternatives process and any strategic transaction may involve unexpected costs, liabilities or delays; the expense and risk associated with any strategic transaction, including the risk that the expected benefits of the transaction may not be realized in the time frames expected or at all; and Ampio’s stock price has suffered and may continue to suffer as a result of uncertainty surrounding the strategic alternatives process and any resulting strategic transaction.

Investor and Media Contacts:

Tony Russo or Nic Johnson

Russo Partners

info@ampiopharma.com

tony.russo@russopartnersllc.com

nic.johnson@russopartnersllc.com